Exhibit 23.14

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration statement on Form S-4 (the “Registration Statement”) of Energy Transfer Corp LP, the undersigned hereby consents to being named and described as a nominee of the board of directors of Energy Transfer Corp GP, LLC in the Registration Statement and any amendment or supplement to any prospectus included in the Registration Statement, any amendment to the Registration Statement or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with the Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 21st day of March, 2016.

/s/ Marshall S. McCrea, III
Marshall S. McCrea, III